EXHIBIT 16.1

              [LETTERHEAD OF CHILD, VAN WAGONER & BRADSHAW, PLLC]


March 5, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of iGEN Networks Corp. (the "Company"), pertaining to our firm included in the disclosures of the Company on Form 8-K to be filed on or about March 5, 2010, and agree with such statements as they pertain to our firm.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,


/s/ Child, Van Wagoner & Bradshaw, PLLC
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Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah